Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Radcom Ltd for the registration of 857,703 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2010, with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries included in its Annual Report (Form 20-F/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	Kost, Forer, Gabbay& Kasierer
November 10, 2010	A Member of Ernst & Young Global